EXHIBIT 4.18

AMENDMENT NO. 1 TO STOCK PURCHASE
AGREEMENT

by and among

EXCEL MARITIME CARRIERS LTD.,
as Seller

and

LHADA HOLDINGS INC.

and

TANEW HOLDINGS INC.,
as Purchasers

Dated as of March 30, 2009

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT (this "Amendment"), dated as of March 30, 2009, is entered into by and among EXCEL MARITIME CARRIERS LTD., a corporation organized under the laws of the Republic of Liberia (the "Company"), and LHADA HOLDINGS INC., a corporation organized under the laws of the Republic of Liberia ("Lhada") and TANEW HOLDINGS INC., a corporation organized und under the laws of the Republic of Liberia ("Tanew" and together with Lhada, the "Purchasers" and each a "Purchaser").

WHEREAS, the Company and the Purchasers entered into that certain Stock Purchase Agreement, dated as of March 2nd, 2009 (the "Agreement"), pursuant to which the Company agreed to issue sell the Shares to the Purchasers on the terms and subject to the conditions set forth in the Agreement.

WHEREAS, the Company, in order raise additional equity capital as required by the Lenders, desires to issue and sell 25,714,286 of the Company's Class A common shares, par value $0.01 per share (the "Shares"), also 5,500,000 warrants, each such warrant exercisable to purchase one Class A common share for Three Dollars and Fifty Cents ($3.50) during the period commencing on April 1st, 2009 and terminating on March 31, 2010 (the "Warrants" and together with the Shares, the "Securities") to the Purchasers, and the Purchasers desire by buy the Securities, subject to the terms and conditions set forth in this Agreement.

WHEREAS, the Company and the Purchasers desire to amend the Agreement to reflect, among other things, the issuance and sale of the Securities.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual premises and covenants herein set forth, the Company and the Purchasers hereby agree to amend the Agreement as follows:

1.             Unless otherwise defined herein, capitalized terms when used herein shall have the meanings ascribed to them in the Agreement.

2.             Article I of the Agreement is hereby amended to read in its entirety as follows:

ARTICLE I
PURCHASE AND SALE OF SECURITIES

Section 1.01    Authorization of Issuance and Sale of Securities.  The Company's board of directors, acting through a special independent committee, has authorized the issuance and sale of the Securities to the Purchasers.

Section 1.02    Sale and Purchase.  Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to issue and sell to the Purchasers, free and clear of any lien, pledge, claim, security interest, encumbrance or charge of any kind (together, "Liens"), and the Purchasers agrees to purchase from the Company the Securities, allocable between the Purchasers in the manner set forth on Schedule A.

Section 1.03     Purchase Price.  The aggregate purchase price for the Securities shall be in an amount equal to Forty-Five Million Dollars (U.S.$45,000,000) (the "Purchase Price"), allocable between the Purchasers in the manner set forth on Schedule A.

Section 1.04     Time and Place of Closing.  Upon the terms and subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place as of the close of business on March 31, 2009 at the offices of Seward & Kissel LLP or at such other place or time as the parties may agree in writing.  The date on which the Closing occurs is herein referred to as the "Closing Date" and the Closing shall be deemed to have occurred as of the close of business on the Closing Date.

Section 1.05     Closing Payments and Delivery of Securities.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the Purchasers shall deliver to the Company, pursuant to wire instructions furnished separately, an amount equal to the Purchase Price in immediately available U.S. funds, and the Company shall issue and deliver to the Purchasers stock certificates representing the Shares and the warrant certificates in the form attached hereto as Exhibit A representing the Warrants, allocable between the Purchasers in the manner set forth on Schedule A.

3.             Schedule A to the Agreement is hereby amended in the form annexed hereto.

4.             Sections 2.01, 2.02, 2.03 and 4.04 are hereby amended to replace all references to the "Shares" with the term "Securities".

5.             Section 5.01 of the Agreement is hereby amended to read in its entirety as follows:

"Section 5.01       Lock-Up and Legends

(a)           Lock-Up.  Each Purchaser hereby agrees that, without the prior written consent of the Company, it will not, directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, any of the Shares or any Class A common shares issuable upon exercise of the Warrants (the "Warrant Shares") for a period ending March 31, 2010.  Notwithstanding the foregoing, the Shares and the Warrant Shares may be pledged in connection with a bona fide margin account or other loan secured by the Shares and/or the Warrant Shares.

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(b)           Legend.  Each Purchaser hereby acknowledges and agrees that the share certificates representing the Shares and the Warrant Shares will bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT BY THE REGISTERED HOLDER WITH THE COMPANY NOT TO TRANSFER, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY, SUCH SHARES FOR A PERIOD ENDING ON MARCH 31, 2010.  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SHARES.

6.             All other terms of the Agreement shall remain in full force and effect.

7.             This Amendment may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and each of the Purchasers have caused this Amendment to be duly executed as of the date first above written.

EXCEL MARITIME CARRIERS LTD.		LHADA HOLDINGS INC.
Special Independent Committee

By:	/s/ Frithjof Platou	By:	/s/ Villy Panayotides
	Name: Frithjof Platou		Name: Villy Panayotides
	Title: Chairman		Title:

TANEW HOLDINGS INC.

By:	/s/ Apostolos Kontoyannis	By:	/s/ Villy Panayotides
	Name: Apostolos Kontoyannis		Name: Villy Panayotides
	Title: Director		Title:

By:	/s/ Evangelos Makris
Name: Evangelos Makris
Title: Director

By:	/s/ Trevor Williams
Name: Trevor Williams
Title: Director

[Signature Page to the Amendment No. 1 to the Stock Purchase Agreement]

Schedule A

SECURITIES AND PURCHASE PRICE ALLOCATION

Purchaser	Shares	Warrants	Purchase Price
LHADA HOLDINGS INC.	12,857,143	2,750,000	$22,500,000
TANEW HOLDINGS INC.	12,857,143	2,750,000	$22,500,000
TOTAL:	25,714,286	5,500,000	$45,000,000

  [Schedule A to the Amendment No. 1 to the Stock Purchase Agreement]

Exhibit A

FORM OF WARRANT

[Attached]

[Exhibit A - Form of Warrant Certficiate]